Exhibit 4.1

Execution Copy

TRI-PARTY AGREEMENT

(U.S. Bank as Successor)

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”), dated as of June 14, 2021 (the “Effective Date”) by and among LAMAR MEDIA CORP., a Delaware corporation (the “Issuer”), U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States (“Successor Trustee”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States (“Resigning Trustee”).

RECITALS:

WHEREAS, the following note issues are currently outstanding (i) 3 3/4% Senior Notes due 2028 (the “2028 Notes”) under that certain Indenture, dated as of February 6, 2020, among the Issuer, Guarantors (as defined therein) and the Resigning Trustee (the “2028 Indenture”), (ii) 4 7/8% Senior Notes due 2029 (the “2029 Notes”) under that certain Indenture, dated as of May 13, 2020, among the Issuer, Guarantors (as defined therein) and the Resigning Trustee (the “2029 Indenture”), (iii) 4% Senior Notes due 2030 (the “2030 Notes”) under that certain Indenture, dated as of February 6, 2020, among the Issuer, Guarantors (as defined therein) and the Resigning Trustee, and (iv) 3 5/8% Senior Notes due 2031 (the “2031 Notes” and together with the 2028 Notes, the 2029 Notes and the 2030 Notes, collectively, the “Securities”) under that certain Indenture, dated as of January 22, 2021, among the Issuer, the Guarantors (as defined therein) and the Resigning Trustee (the “2031 Indenture” and together with the 2028 Indenture, the 2029 Indenture and the 2030 Indenture, collectively, the “Governing Documents”);

WHEREAS, the Issuer appointed Resigning Trustee as the trustee (the “Trustee”) under the Governing Documents on behalf of itself and the holders of the Securities (the “Holders”);

WHEREAS, Section 7.08 of each Governing Document provides that the Trustee may at any time resign with respect to the Securities by giving 30 days written notice of such resignation to the Issuer;

WHEREAS, Section 7.08 of each Governing Document provides that, if the Trustee shall resign, the Issuer shall forthwith appoint a successor Trustee to fill such vacancy;

WHEREAS, the Issuer desires to appoint Successor Trustee as the successor Trustee to succeed Resigning Trustee in such capacities under the Governing Documents; and

WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee under the Governing Documents;

NOW, THEREFORE, the Issuer, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:

THE RESIGNING TRUSTEE

1.1 Pursuant to Section 7.08 of each Governing Documents, Resigning Trustee has by letter notified the Issuer that Resigning Trustee is resigning as Trustee under each Governing Documents.

1.2 Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)	The Governing Documents, and each amendment and supplement thereto, if any, were validly and lawfully accepted by Resigning Trustee.

(b)

No covenant or condition contained in the Governing Documents has been waived by Resigning Trustee or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Governing Documents to effect any such waiver.

(c)

There is no action, suit or proceeding pending or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Governing Documents.

(d)	As of the Effective Date, Resigning Trustee will hold no moneys or property under the Governing Documents.

(e)	As of the Effective Date, the principal amount outstanding for the Securities is as follows:

2028 Notes: $600,000,000

2029 Notes: $400,000,000

2030 Notes: $550,000,000

2031 Notes: $550,000,000

Interest has been paid through the most recent date on which interest was required to be paid under the respective Governing Documents.

(f)	The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding, the Holders thereof and the amounts payable thereon.

(g)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)

No responsible officer of Resigning Trustee’s corporate trust department has received notice from the Issuer or any Holder that a default or Event of Default or any event which, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing, and no responsible officer of Resigning Trustee’s corporate trust department has actual knowledge that a default or Event of Default or any event which, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing under the Governing Documents.

(i)	To the best of its knowledge, the Holders have not appointed a successor Trustee under the Governing Documents.

(j)	To the best of its knowledge, the Resigning Trustee has met all of its obligations under the Governing Documents.

1.3 Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Governing Documents, all funds and other assets held in trust under the Governing Documents and all the rights, privileges, responsibilities, powers, trusts, obligations and duties of the Trustee under the Governing Documents and any related agreement. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, title, interests, capacities, privileges, responsibilities, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee. The parties further agree that the Successor Trustee shall serve as exchange agent in connection with the exchange offer of the 2031 Notes, as contemplated by the Registration Rights Agreement, dated as of January 22, 2021, by and among the Issuer, the Guarantors (as defined therein) and J.P. Morgan Securities LLC, as representative for the Initial Purchasers (as defined therein).

1.4 Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the Effective Date, all of the documents listed on Exhibit A hereto. Resigning Trustee represents and warrants that such documents as it shall deliver to Successor Trustee constitute all of the documents in its possession responsive to the items listed in Exhibit A.

2

THE ISSUER

2.1 The Issuer hereby accepts the resignation of Resigning Trustee as Trustee under the Governing Documents.

2.2 The Issuer hereby appoints Successor Trustee as Trustee under the Governing Documents to succeed to, and hereby vests Successor Trustee with, all the rights, title, interests, capacities, privileges, responsibilities, powers, trusts and duties of Resigning Trustee under the Governing Documents with like effect as if originally named as Trustee in the Governing Documents.

2.3 Promptly after the Effective Date, the Issuer shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be mailed to all parties required under the Governing Documents or published in accordance with the provisions of Section 7.08 of the Governing Documents.

2.4 The Issuer hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)

The Governing Documents, and each amendment or supplemental Governing Documents thereto, if any, was validly and lawfully executed and delivered by the Issuer and is in full force and effect and the Securities were validly issued by the Issuer.

(b)

The Issuer has performed or fulfilled prior to the date hereof and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Governing Documents.

(c)	No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Governing Documents.

(d)

No covenant or condition contained in the Governing Documents has been waived by the Issuer or, to the best of the Issuer’s knowledge, by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(e)

There is no action, suit or proceeding pending or, to the best of the Issuer’s knowledge, threatened against the Issuer before any court or any governmental authority arising out of any act or omission of the Issuer under the Governing Documents.

(f)	This Agreement has been duly authorized, executed and delivered on behalf of the Issuer and constitutes its valid and binding obligation, enforceable in accordance with its terms.

(g)

All conditions precedent requiring action by the Issuer relating to the appointment of U.S. Bank National Association, as successor Trustee under the Governing Documents, have been complied with by the Issuer.

3

THE SUCCESSOR TRUSTEE

3.1 Successor Trustee hereby represents and warrants to Resigning Trustee and to the Issuer that:

(a)	Successor Trustee is eligible under the provisions of Section 7.10 of the Governing Documents to act as Trustee under the Governing Documents.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its Governing, valid and binding obligation, enforceable in accordance with its terms.

3.2 Successor Trustee hereby accepts its appointment as successor Trustee under the Governing Documents and accepts the assets, all the rights, title, interests, capacities, privileges, responsibilities, powers, trusts and duties of Resigning Trustee as Trustee under the Governing Documents, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Governing Documents.

3.3 References in the Governing Documents to “Principal Office” or other similar terms shall be deemed to refer to the designated corporate trust office of Successor Trustee, which is presently located at P.O. Box 4026, Brandon, Mississippi 39047 or such other address as may be specified by Successor Trustee, where notices and demands to or upon the Issuer in respect of the Securities may be served.

4

MISCELLANEOUS

4.1 Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Governing Documents shall have the meanings assigned to them in the Governing Documents.

4.2 This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the Effective Date, upon the execution and delivery hereof by each of the parties hereto; provided, however, that the resignation of the Resigning Trustee and the appointment of the Successor Trustee as Trustee under the Governing Documents shall be effective upon the later of: (a) the Effective Date or (b) ten (10) calendar days after notice has been received by The Depository Trust Company (“DTC”) of both the Resigning Trustee’s transfer agency change notice and the Successor Trustee’s transfer agency change notice.

4.3 This Agreement does not constitute a waiver by any of the parties hereto of any obligation or liability which Resigning Trustee may have incurred in connection with its serving as Trustee under the Governing Documents or an assumption by Successor Trustee of any liability of Resigning Trustee arising out of any action or inaction by Resigning Trustee in the performance of its duties under the Governing Documents. For the avoidance of doubt, in no event shall the Successor Trustee have any liability for any claims, losses and expenses of any kind (including reasonable attorney fees and costs of enforcement of this indemnity provision) incurred by or asserted (by any party hereto or any other person or entity) against Successor Trustee and caused by and related to any action or inaction of the Resigning Trustee while it served as Trustee or in any other capacity with respect to the Securities.

4.4 Resigning Trustee hereby acknowledges payment or provision for payment in full by the Issuer of compensation for all services rendered by Resigning Trustee in its capacity as Trustee under the Governing Documents and reimbursement in full by the Issuer of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Trustee in accordance with the provisions of the Governing Documents. This Agreement does not constitute a waiver or assignment by Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Governing Documents. The Issuer acknowledges that its obligation set forth in the Governing Documents to indemnify Resigning Trustee shall survive the execution hereof.

4.5 The parties hereto agree to take reasonable action to confirm, evidence and perfect Successor Trustee’s rights in, or with respect to, the collateral, if any, pursuant to the transaction documents.

4.6 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

4.7 This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

4.8 Successor Trustee’s appointment and acceptance of its duties under this Agreement is contingent upon compliance with all regulatory requirements applicable to the Issuer, including successful completion of a final background check. These conditions include, without limitation, requirements under the USA PATRIOT Act, the USA FREEDOM Act, the Bank Secrecy Act, and the U.S. Department of the Treasury Office of Foreign Assets Control. If these conditions are not met, the Successor Trustee may at its option promptly terminate this Agreement in whole or in part without any liability or incurring any additional costs.

4.9 This Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.

4.10 This Agreement shall be binding upon and inure to the benefit of the Issuer, Resigning Trustee and Successor Trustee and their respective successors and assigns.

4.11 The parties agree as of the Effective Date, all references to the Resigning Trustee as trustee in the Governing Documents shall be deemed to refer to the Successor Trustee.

4.12 Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:

If to the Issuer:

Lamar Media Corp.

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

Attention: Chief Financial Officer

With a copy to:

Locke Lord LLP

111 Huntington Avenue

Boston, Massachusetts 02199

Attention: George Ticknor, Esq.

If to Resigning Trustee:

The Bank of New York Mellon Trust Company, N.A.

Corporate Trust

4655 Salisbury Road, Suite 300

Jacksonville, Florida 32256

Attention: Kandy Williams

If to Successor Trustee:

U.S. Bank National Association

P.O. Box 4026

Brandon, Mississippi 39047

Attention: Wallace Duke

With copies to:

U.S. Bank National Association

333 Commerce Street, Suite 800

Nashville, Tennessee 37201

Attn: Global Corporate Trust

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

LAMAR MEDIA CORP. as Issuer

By: /s/ Jay L. Johnson
Name: Jay L. Johnson Title: Executive Vice President, Chief Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Resigning Trustee

By:/s/ Kandy Williams
Name: Kandy Williams Title: Vice President

U.S. BANK NATIONAL ASSOCIATION, as Successor Trustee

By:/s/ Wallace L. Duke Jr.
Name: Wallace L. Duke Jr. Title: Vice President

EXHIBIT A

Documents to be delivered to Successor Trustee

1.	Executed copy of Governing Documents and each amendment and supplemental thereto, if any.

2.

Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity, address, tax identification number and detailed holdings of such Holders).

3.	Copies of notices sent by the Trustee to Holders of the Securities pursuant to the terms of the Governing Documents, during the past twelve months.

4.	All DTC FAST held global certificates.

5.	Such other documents as the Successor Trustee may reasonably require in order to transfer the appointment to it.

EXHIBIT B

NOTICE

NOTICE IS HEREBY GIVEN, by Lamar Media Corp., that pursuant to Section 7.08 of the Indenture relating to those certain ___% Senior Notes due 20__, dated as of ________, 202__, among Lamar Media Corp., Guarantors (as defined therein) and The Bank of New York Mellon Trust Company, N.A. (the “Governing Document”), The Bank of New York Mellon Trust Company, N.A. has resigned as trustee.

Pursuant to Section 7.08 of the Governing Document, U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States, has accepted appointment as successor trustee under the Governing Document. The address of the designated corporate trust office of the successor trustee is P.O. Box 4026, Brandon, Mississippi 39047.

The Bank of New York Mellon Trust Company, N.A.’s resignation as trustee, and U.S. Bank National Association’s appointment as successor trustee, were effective as of the close of business on _____ __, 20__.

Dated:

__________ ___, 20__